Exhibit 8.1

One Financial Center Boston, MA 02111 617-542-6000 617-542-2241 fax www.mintz.com

July 2, 2014

Navios Maritime Holdings Inc.

7 Avenue de Grande Bretagne, Office 11B2

Monte Carlo, MC 98000

Monaco

Dear Ladies and Gentlemen:

We have acted as U.S. tax counsel to Navios Maritime Holdings Inc., a Marshall Islands corporation (the “Company”), in connection with the issuance and sale by the Company to the Underwriters (as defined below) of (i) 42,000 shares of its 8.625% Series H Cumulative Redeemable Perpetual Preferred Stock, par value $0.0001 per share (the “Preferred Stock”), in the form of 4,200,000 depositary shares, each representing 1/100th of one share of Preferred Stock (the “Depositary Shares”, and such Depositary Shares, the “Initial Shares”) deposited against delivery of depositary receipts (the “Depositary Receipts”) evidencing the Depositary Shares that are to be issued by The Bank of New York Mellon, as depositary (the “Depositary”) under the Deposit Agreement dated January 21, 2014, among the Company, the Depositary and the holders of Depositary Receipts issued thereunder, pursuant to the Underwriting Agreement dated June 30, 2014, among the Company and Morgan Stanley & Co. LLC, Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., and J.P. Morgan Securities LLC, as Managers for the several underwriters named in Schedule I thereto (the “Underwriters”), and (ii) not more than an additional 6,300 shares of its Preferred Stock in the form of 630,000 Depositary Shares in connection with the exercise, if any, of the Underwriters’ over-allotment option (such Depositary Shares, the “Option Shares”; and the Option Shares, together with the Initial Shares, the “Shares”).

For purposes of this opinion, (i) the “Registration Statement” is the shelf registration statement on Form F-3 (File No. 333-189231) (including the documents incorporated by reference therein) filed with the U.S. Securities and Exchange Commission (the “Commission”) on June 11, 2013, as amended by Amendment No. 1, filed with the Commission on July 8, 2013, Amendment No. 2 filed with the Commission on July 12, 2013, Amendment No. 3, filed with the Commission on August 6, 2013, and Amendment No. 4, filed with the Commission on September 11, 2013, (ii) the “Base Prospectus” is the Prospectus, dated September 23, 2013 (including the documents incorporated by reference therein), included in the Registration Statement, (iii) the “Preliminary Prospectus” is the Preliminary Prospectus Supplement, dated June 30, 2014 (including the documents incorporated by reference therein), related to the Shares, together with the Base Prospectus and (iv) the “Prospectus” is the Prospectus Supplement, dated June 30, 2014 (including the documents incorporated by reference therein), related to the Shares, together with the Base Prospectus.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

BOSTON | LONDON | LOS ANGELES | NEW YORK | SAN DIEGO | SAN FRANCISCO | STAMFORD | WASHINGTON

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

Navios Maritime Holdings, Inc.

July 2, 2014

In connection therewith, we have participated in the preparation of the discussion set forth under the caption “Material U.S. Federal Income Tax Considerations” in the Preliminary Prospectus and the Prospectus (the “Discussion”).

Insofar as this opinion relates to factual matters, information with respect to which is in the possession of the Company, we have relied, in the absence of our actual knowledge to the contrary and with your permission, upon certificates, statements and representations of the Company and upon statements contained in the Registration Statement, the Preliminary Prospectus and the Prospectus.

The Discussion, subject to the qualifications and assumptions stated in the Discussion and the limitations and qualifications set forth herein, constitutes our opinion as to the material United States federal income tax consequences for purchasers of the Shares pursuant to the offering.

This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. Our opinion is rendered as of the date hereof and we assume no obligation to update or supplement this opinion or any matter related to this opinion to reflect any change of fact, circumstances, or law after the date hereof. In addition, our opinion is based on the assumption that the matter will be properly presented to the applicable court.

Furthermore, our opinion is not binding on the Internal Revenue Service or a court. There can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with our opinion if litigated. In addition, we must note that our opinion represents merely our best legal judgment on the matters presented and that others may disagree with our conclusion.

The opinions expressed herein are given as of the date hereof and we undertake no obligation hereby and disclaim any obligation to advise you of any change in fact or law after the date hereof pertaining to any matter referred to herein or to modify, further qualify or limit or withdraw any of our opinions as a result of any such change. This opinion is rendered solely for your benefit and is not to be used, circulated, quoted, relied upon or otherwise referred to by any other person or for any other purpose except with our prior written consent.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Report on Form 6-K, dated the date hereof, which is incorporated into the Registration Statement and to the references to our firm and this opinion contained in the Preliminary Prospectus and the Prospectus. In giving this consent, we do not admit that we are “experts” under the Securities Act of 1933, as amended, or under the rules and regulations of the Commission relating thereto, with respect to any part of the Registration Statement, the Preliminary Prospectus, the Prospectus or any document incorporated by reference therein, including this exhibit to the Company’s Report on Form 6-K.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

Navios Maritime Holdings, Inc.

July 2, 2014

Very truly yours,

/s/ Michael L. Lieberman
MINTZ, LEVIN, COHN, FERRIS, GLOVSKY AND POPEO, P.C.